EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in Registration Statements Nos. 333-72645 and 333-97901 on Form S-8 and in Registration Statements Nos. 333-65614 and 333-97913 on Form S-3 of Eagle Broadband, Inc. (the "Company") of our report dated November 20, 2002, appearing in this Annual Report on Form 10-K of the Company for the year ended August 31, 2002.


McManus & Co., P.C.


Rockaway, New Jersey
December 13, 2002